FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:
John Millerick
Senior Vice President & CFO
(978) 977-3000

Paul M. Roberts
Director of Communications
(978) 977-3000, x3213

Analogic Corporation Announces Revenues and Earnings
for Its Fourth Quarter and Fiscal Year Ended July 31, 2004

PEABODY, MA (September 22, 2004) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high precision health and security imaging equipment, today announced revenues and earnings for its fourth quarter and twelve-month period ended July 31, 2004.

Revenues for the fourth quarter ended July 31, 2004, were $108,278,000, compared with the prior year’s fourth-quarter revenues of $82,025,000, an increase of $26,253,000 or 32%. Net income for the fourth quarter was $4,370,000, or $.32 per diluted share, compared with $1,675,000, or $.12 per diluted share, for the prior year’s fourth quarter. The improvement was due to a modest increase in security systems sales quarter over quarter and general growth in the sales of medical imaging equipment, including computed tomography subsystems, clinical ultrasound systems, digital radiography systems, cardiac information management systems, and patient monitoring systems.

Revenues for the twelve months ended July 31, 2004, were $370,766,000, compared with the prior year’s revenues of $471,522,000, a decrease of $100,756,000 or 21%. Net income for the twelve-month period was $11,630,000, or $.86 per diluted share, compared with $49,495,000, or $3.70 per diluted share, for the same period a year ago, a decrease of $37,865,000.

John Wood, President and CEO, commented, “The decreases in revenue and income from year to year were in keeping with what we had expected. Last year we reported record revenue and income due to extraordinary shipments of EXplosive Assessment Computed Tomography (EXACT™) systems for use in certified Explosive Detection Systems (EDS) that screen checked luggage for aircraft. We shipped a record 446 EXACT systems to L-3 Communications last year to help airports comply with the mandates of the Aviation and Transportation Security Act of 2001. During Fiscal 2004, only 40 EXACT systems were shipped, resulting in a year-over-year revenue decrease of approximately $168,000,000. That decrease was partially offset by a 26% growth in our medical business. We experienced solid growth in the sales of ultrasound systems and subsystems, CT subsystems, digital radiography systems, patient and fetal monitors, and cardiac information systems, as well as solid growth in our embedded signal-processing sector.

“We believe that we are establishing a broader foundation for long-term growth. The sale of over 400 EXACT units last year was seen by many as a brief, one-time benefit for Analogic. We saw it as an opportunity to increase our investment in our next-generation medical technology and to establish a leadership position in the development of advanced security systems.”

In Fiscal 2003, the Company began designing and developing the COBRA, an innovative, compact, CT-based automatic threat detection system to examine carry-on baggage for aircraft as well as carry-in items for public buildings such as courthouses, embassies, and corporate offices. This year, a COBRA prototype was tested with real weapons and explosives in the Transportation Security Administration (TSA) laboratory, where the system performed beyond expectations. As soon as the TSA establishes performance requirements for the next generation of carry-on screening devices, the COBRA will be modified, if necessary, and submitted for certification.

During the year, Analogic entered into an agreement with a leading prime contractor to design and develop prototypes of continuous performance enhancements for EDS systems already deployed in airports across the country, a program funded by a grant from the TSA. Those enhancements are targeted for certification testing and initial production in the next calendar year. The Company separately received an award from the TSA to design the next generation of innovative explosive detection systems for checked luggage that could be deployed over the next two to five years. A development proposal for a third generation of EDS systems targeted for delivery in the 2011 timeframe was submitted to the TSA late in the fiscal year.

Wood noted, “We believe the advanced security products that we are developing will enhance our status as a leader in security technology and contribute to our long-term growth.”

In Fiscal 2004, the Company continued to invest in higher levels of research and development in a number of medical areas as well. Analogic is developing new medical CT systems for evolving niche markets, and work continues at PhotoDetection Systems on a new Positron Emission Tomography (PET) system that employs innovative detector technology and can be combined with a CT for a new generation of hybrid PET/CTs. These systems are anticipated to start entering the market towards the end of the next calendar year. New Digital Radiography (DR) systems are being developed for ANEXA, the digital imaging subsidiary established early in the fiscal year. Work is also continuing on a number of advances in high-performance subsystems for multi-slice CT, Magnetic Resonance Imaging (MRI), and DR, including extremely low-noise detector plates. The Company is continuing to develop a number of advanced ultrasound transducers and is working on the next generation of clinical ultrasound systems, as well as a unique ultrasound mammography system that could eliminate the need for many breast biopsies.

Wood concluded, “We are pleased with what we have accomplished to date in growing our medical business and believe that the steps we have taken in the past year will substantially enhance our opportunities for long-term growth as The World Resource for Health and Security Technology.”

Analogic will conduct an investor conference call on Wednesday, September 22, at
11:00 a.m. ET to discuss the fourth-quarter and fiscal-year 2004 results and recent developments. To participate in the conference call, dial 1-888-282-6043 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Wednesday, September 29.

A telephone digital replay will be available approximately two hours after the call is completed through Friday, September 24. To access the digital replay, dial 1-800-642-1687. The conference ID number is 44542. For more information on the conference call, visit www.analogic.com, call 978-977-3000, x. 3213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems. The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multicomputing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of September 22, 2004. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to September 22, 2004.

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ANALOGIC CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	(Unaudited)		(Audited)
	2004	2003	2004	2003

Net Revenue:
Product	$101,026	$75,647	$341,313	$442,256
Engineering	4,752	4,052	21,106	20,856
Other	2,500	2,326	8,347	8,410

Total net revenue	$108,278	$82,025	$370,766	$471,522

Cost of sales:
Product	60,763	44,080	203,859	256,205
Engineering	5,048	2,692	13,487	14,897
Other	1,358	1,278	4,863	4,738

Total cost of sales	67,169	48,050	222,209	275,840

Gross margin	41,109	33,975	148,557	195,682

Operating expenses:
Research and product development	14,670	14,560	58,539	55,099
Selling and marketing	9,942	9,507	37,720	34,862
General and administrative	10,438	10,467	39,400	34,971

Total operating expenses	35,050	34,534	135,659	124,932

Income (loss) from operations	6,059	(559)	12,898	70,750

Other (income) expense:
Interest income	(840)	(1,224)	(3,669)	(5,035)
Interest expense	41	120	294	360
Equity in unconsolidated affiliates	271	958	(577)	3,506
Other	(77)	(3,017)	240	(5,756)

Total other (income) expense	(605)	(3,163)	(3,712)	(6,925)

Income before income taxes	6,664	2,604	16,610	77,675
Provision for income taxes	2,294	929	4,980	28,180

Net income	4,370	$1,675	$11,630	$49,495

Earnings per common share:
Basic	$0.32	$0.13	$0.86	$3.74
Diluted	$0.32	$0.12	$0.86	$3.70
Dividends declared per share	$0.08	$0.08	$0.32	$0.32
Shares outstanding:
Basic	13,569	13,326	13,463	13,251
Diluted	13,561	13,523	13,519	13,394

Condensed Consolidated Balance Sheets
(in thousands) (Audited)

	July 31,	July 31,
	2004	2003

Assets:
Cash, cash equivalents and marketable securities	$176,637	$177,961
Accounts and notes receivable, net	56,548	53,875
Inventories	65,952	69,548
Other current assets	17,706	33,923

Total current assets	$316,843	$335,307
Property, plant and equipment, net	91,077	83,926
Other assets	33,007	37,142

Total Assets	$440,927	$456,375

Liabilities and Stockholders’ Equity:
Mortgage and other notes payable	$962	$1,457
Accounts payable	21,347	21,162
Accrued liabilities	21,380	24,412
Advance payments and deferred revenue	17,355	35,882
Accrued income taxes	2,265	2,467

Total current liabilities	$63,309	$85,380
Long-term debt	155	4,164
Deferred income taxes	1,256	5,175
Accrued income taxes	3,756	3,400
Deferred revenue	1,459	1,743

Total long term liabilities	$6,626	$14,482
Stockholders’ Equity	370,992	356,513

Total Liabilities and Stockholders’ Equity	$440,927	$456,375